SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 30, 2003

VSOURCE, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	000-30326	77-0557617
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7855 Ivanhoe Avenue, Suite 200, La Jolla, California 92037 (Address of principal executive offices)

Registrant's telephone number, including area code: (858) 551-2920

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Item 5.       Other Events

            On December 30, 2003, Vsource, Inc. ("Vsource") entered into an agreement (the "Sale and Purchase Agreement") with JMF Asset Management Sdn Bhd and Strait Investments Limited (collectively, the "Investors"). Pursuant to the terms and conditions of the Sale and Purchase Agreement, Vsource will sell an aggregate of 6.58% of the issued and outstanding share capital of its wholly-owned subsidiary Vsource (Malaysia) Sdn Bhd ("Vsource Malaysia") to the Investors for total consideration of Malaysian Ringgit 6.04 million (approximately US$1.6 million).

            Such sale was contemplated under the terms of the sale and purchase agreement entered into on December 11, 2003 (the "Symphony Agreement") between Vsource and Symphony House Berhad ("Symphony House"), which contemplated the sale of up to 8.98% of the issued and outstanding share capital of Vsource Malaysia in addition to the 30.34% purchased by Symphony House under the Symphony Agreement.

            The parties intend to complete the sale under the Sale and Purchase Agreement simultaneously with the completion of the sale under the Symphony Agreement, which is expected to take place by January 31, 2004.

            A copy of the Sale and Purchase Agreement is attached as Exhibit 2.1. The foregoing description of certain terms of the Sale and Purchase Agreement and the transactions contemplated therein is not complete and is qualified in its entirety by reference to the Sale and Purchase Agreement.

Item 7.       Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Sale and Purchase Agreement between Vsource, Inc. and JMF Asset Management Sdn Bhd and Strait Investments Limited, dated December 30, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VSOURCE, INC.
Date: December 30, 2003	By:	/s/ Dennis M. Smith Dennis M. Smith Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Sale and Purchase Agreement between Vsource, Inc. and JMF Asset Management Sdn Bhd and Strait Investments Limited, dated December 30, 2003